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Exhibit 20

[RPC LOGO]

RPC, INC. ACQUIRES BRONCO OILFIELD SERVICES

ATLANTA, April 3, 2003—RPC Incorporated (NYSE: RES) announced today it acquired the assets of Bronco Oilfield Services, Inc., a privately-held company, based in Corpus Christi, Texas, specializing in surface pressure control services and equipment.

Bronco is an experienced and well-recognized provider of rental tool items including hydraulic chokes, manifolds, valves, and flow iron. The Company, with over 3,000 rental tool items, recently added fluid pumping and production testing services to its services mix. Bronco's operations represent a geographic expansion of the services currently provided by Sooner Testing, Inc., located in Elk City, OK, which RPC acquired in February 2001. RPC is retaining Bronco's employees, including the services of founders Rick and Cathy Prudhomme. Bronco's assets were acquired for a combination of cash, RPC common stock and seller-financed debt.

"We are pleased to add Bronco's experienced personnel and equipment to our surface pressure control business," stated Richard A. Hubbell, RPC's President and Chief Operating Officer. "For nearly twenty years, Bronco has provided high quality services to a wide variety of customers. We believe this acquisition is another positive step in RPC's desire to provide its customers a full complement of outstanding services in a variety of geographic markets."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include, among other things, the current and future prices of oil and natural gas, the volatility of the oil and gas industry, customer capital expenditures, and changes in the competitive environment. Additional discussion of factors that could cause the Company's actual results, performance or achievements to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's filings, made periodically with the Securities and Exchange Commission.

For information contact:

BEN M. PALMER Chief Financial Officer 404.321.2140	JIM LANDERS Corporate Finance 404.321.2162 irdept@rpc.net

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  Exhibit 20